CONSENT OF CERTIFIED PUBLIC ACCOUNTANT

We consent to the incorporation by reference in this Amended Annual Report on Form 10-KSB/A of Cipher Holding Corporation of our report dated April 15, 2005, Except for Note 2, as to which the date is October 12, 2005 included in the Annual Report to Stockholders of Cipher Holding Corp.

Bloom and Company LLP
S/Bloom and Company
Hempstead, New York
April 15, 2005, Except for Note 2, as to which the date is October 12, 2005